As filed with the Securities and Exchange Commission on February 1, 2018

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OceanFirst Financial Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3412577
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

975 Hooper Avenue

Toms River, New Jersey 08753

(732) 240-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Sun National Bank 401(k) Plan

(Full Title of the Plan)

Christopher D. Maher

President and Chief Executive Officer

975 Hooper Avenue

Toms River, New Jersey 08753

(732) 240-4500

(Name, Address and Telephone Number of Agent for Service)

Copies To:

Steven J. Tsimbinos, Esq.	David C. Ingles, Esq.
OceanFirst Financial Corp. 975 Hooper Avenue	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square
Toms River, New Jersey 08753	New York, New York 10036
Phone: (732) 240-4500	Phone: (212) 735-3000

Indicate by check mark whether the company is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	50,000(2)	$26.84	$1,341,750	$167.05

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 covers, in addition to the number of shares of OceanFirst Financial Corp. (“OceanFirst”) common stock, par value $0.01 per share (the “OceanFirst Common Stock”) stated above, an additional indeterminate number of interest that may be offered or sold pursuant to the plan registered hereby. Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required with respect to the plan interests being registered hereby.
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover such additional shares of OceanFirst Common Stock that may become issuable under the Sun National Bank 401(k) Plan as a result of one or more adjustments under such plan, to prevent dilution resulting from one or more stock splits, stock dividends, recapitalizations or similar transactions.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high and low reported sales price of the OceanFirst Common Stock on the NASDAQ on January 30, 2018.

EXPLANATORY NOTE

OceanFirst Financial Corp., a Delaware corporation (“OceanFirst”), has completed its acquisition of Sun Bancorp, Inc. (“Sun”) through a series of transactions by which (i) Mercury Merger Sub Corp. (“Merger Sub”), a wholly-owned subsidiary of OceanFirst, merged with and into Sun (the “First-Step Merger”) and (ii) immediately following the completion of the First-Step Merger, Sun merged with and into OceanFirst (together with the First-Step Merger, the “Integrated Mergers”), pursuant to the Agreement and Plan of Merger, dated as of June 30, 2017, by and among OceanFirst, Merger Sub and Sun (the “Merger Agreement”).

The Integrated Mergers became effective on January 31, 2018 (the “Effective Time”). Pursuant to the Merger Agreement, at the Effective Time, each share of common stock, par value $5.00 per share, of Sun (the “Sun Common Stock”), issued and outstanding immediately prior to the Effective Time (other than certain shares of Sun Common Stock that were cancelled for no consideration pursuant to the terms of the Merger Agreement (but including each share of Sun Common Stock underlying the Sun restricted stock awards granted by Sun under the Sun Bancorp, Inc. 2015 Omnibus Stock Incentive Plan, the Sun Bancorp, Inc. 2014 Performance Equity Plan, the Sun Bancorp, Inc. 2010 Stock-Based Incentive Plan and the Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan (collectively, the “Sun Plans”), which restricted stock awards became fully vested at the Effective Time, and each share of Sun Common Stock underlying the Sun restricted stock unit awards granted by Sun under the Sun Plans, which restricted stock unit awards were cancelled at the Effective Time), was converted into the right to receive, at the election of the holder thereof and subject to the allocation and proration procedures set forth in the Merger Agreement, either: (i) an amount in cash (the “Cash Consideration”) equal to $24.99, which is the sum of (A) $3.78 and (B) $21.21, which is the product of 0.7884 and the volume-weighted average trading price of shares of Common Stock, par value $0.01 per share, of OceanFirst (the “OceanFirst Common Stock”) on the NASDAQ Global Select Market (as reported by The Wall Street Journal) for the five full trading days ending on the last trading day preceding January 31, 2018 (the “OceanFirst Share Closing Price”); or (ii) 0.9289 shares of OceanFirst Common Stock (which is a number of shares of OceanFirst Common Stock equal to the quotient, rounded to the nearest one-ten thousandth, of (A) the Cash Consideration divided by (B) the OceanFirst Share Closing Price). These shares are registered under OceanFirst’s registration statement on Form S-4 initially filed on August 29, 2017 (the “Initial Form S-4”), as amended by Amendment No. 1 to the Initial Form S-4 filed with the SEC on September 19, 2017, and Post-Effective Amendment No. 1 on Form S-8 to the Initial Form S-4 filed with the SEC on February 1, 2018, and declared effective on October 19, 2016 at 5:00 p.m. Eastern Standard Time (together with the Initial Form S-4, the “Form S-4”).

In addition, upon completion of the Integrated Mergers, OceanFirst assumed the Sun National Bank 401(k) Plan (the “Plan”). In connection therewith, the shares of Sun Common Stock held by the Plan that, at the Effective Time, became entitled to receive shares of OceanFirst Common Stock in accordance with the elections of the Plan participants and the proration and allocation procedures set forth in the Merger Agreement (the “Converted Shares”) were so converted into shares of OceanFirst Common Stock pursuant to a formula prescribed by the Merger Agreement. The Converted Shares were previously registered on the Form S-4. This registration statement relates to those shares of OceanFirst Common Stock issuable by OceanFirst pursuant to the Plan after the Effective Time.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC by OceanFirst (or, in the case of 2, Sun), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

1.	OceanFirst’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 15, 2017;

2.	the Sun National Bank 401(k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2016, filed on June 29, 2017;

3.	OceanFirst’s prospectus, including the description of OceanFirst’s capital stock contained therein, filed pursuant to Rule 424(b) (3) on September 20, 2017;

4.	OceanFirst’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 9, 2017; for the quarter ended June 30, 2017, filed on August 9, 2017; and for the quarter ended September 30, 2017, filed on November 8, 2017; and

5.	OceanFirst’s Current Reports on Form 8-K filed on January 27, 2017; February 1, 2017; March 7, 2017; March 30, 2017; April 10, 2017; April 28, 2017; May 4, 2017; June 6, 2017; June 27, 2017; June 30, 2017; July 3, 2017; July 28, 2017; August 1, 2017; August 8, 2017; October 27, 2017; November 1, 2017; December 5, 2017; December 21, 2017; January 12, 2018 and February 1, 2018; and OceanFirst’s Amended Current Report on Form 8-K/A filed on February 13, 2017.

In addition, except as provided below, all documents subsequently filed by OceanFirst pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of an additional post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of the Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

OceanFirst’s certificate of incorporation contains a provision which, subject to certain exceptions, eliminates the liability of a director or an officer to OceanFirst or its stockholders for monetary damages for any breach of duty as a director or officer.

OceanFirst’s certificate of incorporation provides that OceanFirst shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, all directors, officers, employees, agents of OceanFirst, and any person who, at OceanFirst’s request, is or was serving as director, officer, employee, or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against expense, liability and loss and expenses in any proceeding arising out of their status or activities in any of the foregoing capacities except when the party’s activities do not meet the applicable standard of conduct set forth in the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to OceanFirst’s directors, officers and controlling persons under the foregoing provisions, or otherwise, OceanFirst has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of Exhibits filed herewith is contained in the Exhibit Index and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Certificate of Incorporation of OceanFirst (incorporated by reference from Exhibit 3.1 of OceanFirst’s registration statement on Form S-1, effective May 13, 1996 as amended) (P)

4.2	Bylaws of OceanFirst (incorporated by reference to Exhibit 3.2 of OceanFirst’s Current Report on Form 8-K filed on December 21, 2017)

4.3	Form of Common Stock Certificate of OceanFirst (incorporated by reference from Exhibit 4.0 of OceanFirst’s registration statement on Form S-1, effective May 13, 1996 as amended) (P)

4.4	Summary Plan Description of the Sun National Bank 401(k) Plan (incorporated by reference to Exhibit 4.1 to Sun Bancorp, Inc.’s registration statement on Form S-8 filed on October 28, 1999)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5.1 to this registration statement)

23.2	Consent of KPMG LLP (with respect to OceanFirst)

24.1	Power of Attorney (included on the signature page to this registration statement)

Item 9.	Undertakings

1. The undersigned company hereby undertakes:

(a) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by OceanFirst pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of OceanFirst’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of OceanFirst pursuant to the foregoing provisions, or otherwise, OceanFirst has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by OceanFirst of expenses incurred or paid by a director, officer or controlling person of OceanFirst in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, OceanFirst will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, OceanFirst certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toms River, State of New Jersey, on February 1, 2018.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher Maher
Name: Christopher D. Maher
Title: President and Chief Executive Officer

Power of Attorney

Each of the undersigned hereby severally constitute and appoint Christopher D. Maher and Steven J. Tsimbinos, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration has been signed below by the following persons in the capacities indicated and on the date of this registration statement:

Signatures	Title	Date

/s/ Christopher D. Maher Christopher D. Maher	President, Chief Executive Officer (Principal Executive Officer) and Director (Chairman of the Board)	February 1, 2018

/s/ Michael J. Fitzpatrick Michael J. Fitzpatrick	Executive Vice President and Chief Financial Officer	February 1, 2018

/s/ Angela K. Ho Angela K. Ho	Senior Vice President and Principal Accounting Officer	February 1, 2018

/s/ Steven E. Brady Steven E. Brady	Director	February 1, 2018

/s/ Joseph J. Burke Joseph J. Burke	Director	February 1, 2018

/s/ Angelo Catania Angelo Catania	Director	February 1, 2018

/s/ Michael Devlin Michael Devlin	Director	February 1, 2018

/s/ Jack M. Farris Jack M. Farris	Director	February 1, 2018

Signatures	Title	Date

/s/ Dorothy F. McCrosson Dorothy F. McCrosson	Director	February 1, 2018

/s/ Donald E. McLaughlin Donald E. McLaughlin	Director	February 1, 2018

/s/ Diane F. Rhine Diane F. Rhine	Director	February 1, 2018

/s/ Mark G. Solow Mark G. Solow	Director	February 1, 2018

/s/ John E. Walsh John E. Walsh	Director	February 1, 2018

/s/ Samuel R. Young Samuel R. Young	Director	February 1, 2018

/s/ Anthony Coscia Anthony Coscia	Director	February 1, 2018

/s/ Grace Torres Grace Torres	Director	February 1, 2018